                                        NEWS

FINANCIAL
RELATIONS BOARD



FOR YOUR INFORMATION:             RE: Tefron Ltd.
                                      28 Chida Street
                                      Bnei-Brak  51371
                                      Israel
                                      (NYSE: TFR)

AT THE COMPANY                    AT FINANCIAL RELATIONS BOARD

Mr. Gil Rozen                     Marilynn Meek - General Info. - (212) 445-8451
Chief Financial Officer
Fax:  972-3-579-8715


                 TEFRON LTD. RESTATES FINANCIAL RESULTS FOR 2003


BNEI-BRAK, ISRAEL, SEPTEMBER 20, 2004 - Tefron Ltd. (NYSE: TFR), one of the world's leading producers of seamless intimate apparel, today announced that it is restating its financial statements for 2003 to correct amounts previously reported for the amortization of government grants. As a result, the Company's cost of sales will be increased by approximately $1.3 million in 2003, and the Company's net loss for the year ended December 31, 2003 will increase by approximately $1.0 million to approximately $ 4.5 million. In addition, cost of sales in the years 1996 through 2000 will decrease in the aggregate by approximately $1.3 million, and net income for that period will increase in the aggregate by approximately $1.0 million. There will be no change to the operating cash flow or EBITDA for the year ended December 31, 2003, nor will there be any change to the Company's balance sheet as of December 31, 2003. Further, the Company does not expect any impact on its financial results for periods after December 31, 2003.

A review initiated by the Company and its auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, in connection with the Company's recent filing of a registration statement with the US Securities and Exchange Commission resulted in the restatement. As part of this review, the Company and its auditors reconsidered the timing of the amortization of Israeli government grants relating to machinery and equipment. To adjust for an understatement of accumulated amortization of government grants in the years 1996-2000, the Company had previously recorded a one-time adjustment in 2003 (reduction of depreciation expense) in the amount of approximately $1.3 million. In the restatement, the Company will reverse this one-time adjustment in depreciation expense recorded in 2003. The Company intends to file an amended Form 20-F that will contain the restated financial statements reflecting these changes.

The following table shows a reconciliation of all amounts as previously reported and as restated:

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

                                                               YEAR ENDED
                                                            DECEMBER 31, 2003
                                               -------------------------------------------
                                                    AS
                                                PREVIOUSLY
                                                  REPORTED     RESTATEMENT    AS RESTATED
                                               -------------  -------------  -------------
                                                      (in thousands of US dollars,
                                                         except per share data)
       Cost of sales                                138,090          1,332        139,422
       Gross profit                                  24,996         (1,332)        23,664
       Operating income                               4,673         (1,332)         3,341
       Loss before taxes on income                     (727)        (1,332)        (2,059)
       Tax benefit                                      (92)          (332)          (424)
       Net loss                                      (3,453)        (1,000)        (4,453)
       Basic and diluted Net loss per share           (0.28)         (0.08)         (0.36)


                                                            THREE MONTHS ENDED
                                                              MARCH 31, 2003
                                               -------------------------------------------
                                                    AS
                                                PREVIOUSLY
                                                  REPORTED     RESTATEMENT    AS RESTATED
                                               -------------  -------------  -------------
                                                      (in thousands of US dollars,
                                                         except per share data)

       Cost of sales                                 34,212            323         34,535
       Gross profit                                   8,177           (323)         7,854
       Operating income                               3,250           (323)         2,927
       Income before taxes on income                  2,204           (323)         1,881
       Tax expenses                                     479            (81)           398
       Net Income                                     1,014           (242)           772
       Basic and diluted Net loss per share            0.08          (0.02)          0.06


                                                            THREE MONTHS ENDED
                                                              JUNE 30, 2003
                                               -------------------------------------------
                                                    AS
                                                PREVIOUSLY
                                                  REPORTED     RESTATEMENT    AS RESTATED
                                               -------------  -------------  -------------
                                                      (in thousands of US dollars,
                                                         except per share data)

       Cost of sales                                 35,065          1,009         36,074
       Gross profit                                   5,796         (1,009)         4,787
       Operating income                                 701         (1,009)          (308)
       Loss before taxes on income                     (549)        (1,009)        (1,558)
       Tax benefit                                     (153)          (251)          (404)
       Net loss                                      (1,119)          (758)        (1,877)
       Basic and diluted Net loss per share           (0.09)         (0.06)         (0.15)

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


                                                            DECEMBER 31, 2002
                                               -------------------------------------------
                                                    AS
                                                PREVIOUSLY
                                                  REPORTED     RESTATEMENT    AS RESTATED
                                               -------------  -------------  -------------
                                                     (in thousands of US dollars)
       Property, plant and equipment:
         Accumulated depreciation                   (52,133)         1,332        (50,801)
         Property, plant and equipment, net          98,499          1,332         99,831
       Deferred tax liabilities                      (8,117)          (332)        (8,449)
       Accumulated deficit                          (20,870)         1,000        (19,870)
       Total shareholders' equity                    40,108          1,000         41,108

                                    * * * * *

Tefron manufactures boutique-quality everyday seamless intimate apparel sold throughout the world by such name-brand marketers as Victoria's Secret, Target, Warnaco/Calvin Klein, The Gap, Banana Republic, Nike, Mervyn's, Patagonia and Adidas, and as well as other well known American retailers and designer labels. The company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.



THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN PRODUCT DEMAND, ECONOMIC CONDITIONS AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.


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